Exhibit 99.1

For Immediate Release Tuesday, November 6th, 2012

Rochester Medical Corporation Announces Decision To Exit The Foley Catheter Business

Significant Cost Savings Expected

Stewartville, MN November 6th, 2012

Rochester Medical Corporation (NASDAQ:ROCM) today announced its decision to cease manufacturing and marketing its line of Foley Catheters, including its StrataSITM and StrataNFTM advanced silicone Foley Catheters.  The Company will continue to fulfill orders for up to 90 days, during which time it expects to deplete the majority of its Foley inventory.

The Company will focus on its core product lines of Intermittent Catheters and Male External Catheters, both of which are successful, profitable, and growing steadily.

Earlier in the current year, the Company engaged Piper Jaffray to help explore its options in exiting or selling the Foley Catheter business.  After completing that process, the Company and the Board of Directors determined that exiting the Foley business presented the best alternative.  The Company will continue to own the intellectual property associated with its Foley catheters in anticipation of deriving additional value from those assets in the future

Current annual sales of Foley Catheters are approximately $3.9 million, representing approximately 6% of the Company’s total sales.  Costs and expenses associated with manufacturing and marketing the product are extensive, and this product line has not yet reached a point of positive earnings contribution.  As such, the Company estimates the decision to exit this business will significantly enhance its profitability, adding an estimated $3 to $4 million to its pre-tax profit line on an annual basis.

Commenting on today’s announcement, Rochester Medical’s CEO and President Anthony J. Conway said, “This is clearly the right decision for the Company.  We have been unable to capture any significant share of the Foley market and cannot justify the significant costs associated with that effort.

“I am pleased to say we will be a much stronger and more profitable company going forward, and we will be tightly focused on the core parts of our business that are robust and growing: Intermittent Catheters and Male External Catheters.”

Conway noted that a summary of the long-awaited National Healthcare System Foley Catheter Study was released yesterday in the online publication of The Lancet. The formal study will be published in The Lancet on November 9, 2012.  The study showed no significant difference among the three studied catheters, including the Company’s StrataNFTM Foley catheter, in reducing symptomatic infections.  Conway also noted, “Today’s announcement to exit the Foley business is the result of a very deliberate and thorough strategic evaluation process conducted over the last several months, and nothing in the study’s results suggested we should change our course of action.”

The Company plans to provide more clarity on the financial impacts of this announcement on its fiscal 2012 fourth quarter earnings conference call to be held next Tuesday, November 13, 2012 at 3:30 p.m. Central (4:30 p.m. Eastern). For further details about the earnings call, please refer to the investor section of the Rochester Medical website at http://www.rocm.com.

Forward-Looking Statements

This press release contains “forward-looking statements” with the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include, but are not limited to, statements about the future financial and operating results of Rochester Medical.  Such statements are based on currently available information, operating plans and management’s expectations about future events and trends.  Such statements inherently involve significant risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements, including the uncertainty of estimated revenues and profits, the uncertainty of current domestic and international economic conditions that could adversely affect the level of demand for the Company’s products and increased volatility in foreign exchange rates, the uncertainty of market acceptance of new product introductions, and our level of success in increasing Rochester Medical Direct Sales revenue, the uncertainty of gaining new strategic relationships or locating and capitalizing on strategic opportunities, the uncertainty of timing of Private Label Sales revenues (particularly international customers), FDA and other regulatory review and response times, and other risk factors listed from time to time in the Company’s SEC reports and filings, including, without limitation, the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended September 30, 2011, and quarterly reports on Forms 10-Q.  Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made.  The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

About Rochester Medical Corporation

Rochester Medical Corporation develops, manufactures, and markets disposable medical catheters and devices for urological and continence care applications.  The Company also sells certain ostomy and wound and scar care products and other brands of urological products into the European marketplace.

For further information, please contact Anthony J. Conway, President and Chief Executive Officer or David A. Jonas, Chief Financial Officer of Rochester Medical Corporation at (507) 533-9600 or Parice Halbert, CFA, at Westwicke Partners (443) 213-0500.  More information about Rochester Medical is available on its website at http://www.rocm.com.